Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Uni-Pixel, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 9,000,000 shares of common stock of Uni-Pixel, Inc., pursuant to the terms of the Uni-Pixel, Inc.  2010 Stock Incentive Plan of our report dated March 12, 2010 with respect to the consolidated financial statements of Uni-Pixel, Inc. included in the Annual Report (Form 10-K) as of December 31, 2009 and 2008, and for each of the years then ended.

Our report contains an explanatory paragraph that states that Uni-Pixil, Inc., (the “Company”) has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

June 4, 2010
Houston, Texas